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EXHIBIT (12) - STATEMENT RE: COMPUTATION OF RATIOS

                              COMPUTATION OF RATIOS

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Average Equity to Average Assets = Average Equity Divided by Average Assets

Return on Average Assets = Net Income Divided by Average Assets

Return on Average Equity = Net Income Divided by Average Equity

Efficiency Ratio = Total Other Expenses Divided by Net Interest Income Plus Total Other Income

Dividends Declared as a Percent of Net Income = Cash Dividends Divided by Net Income

Average Total Loans to Average Deposits = Average Total Loans Divided by Average Deposits

Nonperforming  Loans to Total  Loans = Nonaccruing Loans Plus Loans Ninety Days Past Due and Accruing
                                         Interest plus Restructured Loans Divided by Total Loans

Nonperforming Assets to Total Assets = Nonaccruing Loans plus Loans Ninety Days
                                         Past Due and Accruing Interest plus  Restructured Loans plus
                                         Other Real Estate Owned plus In-substance Foreclosures Divided by Total Assets

Allowance for Loan Losses to Nonperforming Loans = Allowance for Loan Losses Divided by Nonaccruing Loans plus
                                                     Loans Ninety Days Past Due and Accruing Interest Plus Restructured Loans

Allowance for Loan Losses as a Percent of Total Loans = Allowance for Loan Losses Divided by Total Loans
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